•	First quarter 2010 CIB Marine results improved significantly from year ago with increased net interest income and lower non interest expenses, reflecting the positive impact from the fourth quarter 2009 restructuring, plus slightly lower provision for loan losses.

•	Consolidated holding company and CIBM Bank capital ratios continue to be strong

•	Loan loss reserve increased to 3.76% from 3.45% at year-end 2009, while non performing assets declined $4.8 million from year-end 2009.

•	Chapter 11 case closed; reorganization completed.

May 14, 2010

Dear Shareholder,

On May 10, 2010, the Federal Bankruptcy Court in Wisconsin issued its Final Decree, thereby closing the Chapter 11 bankruptcy case for CIB Marine and completing our plan of restructuring. We are the first bank holding company to successfully complete this unprecedented step while preserving the ownership of our common shareholders. We are pleased that this process is now behind us and we were able to successfully restructure our trust preferred securities (TruPS) indebtedness and improve our financial condition.

On May 12, 2010, CIB Marine filed its quarterly report on Form 10-Q providing a detailed analysis of the first quarter 2010 operating results of the company. This is the first quarterly report following the restructuring of the company’s debt. As we discussed in prior shareholders’ letters and our 2009 Form 10-K, the planned effect of the restructuring was to significantly improve CIB Marine’s capital ratios and improve future operating results through the elimination of interest expense on the TruPS debentures going forward. The financial highlights from first quarter of 2010 illustrate our progress (the full Form 10-Q is available on CIB Marine’s website, www.cibmarine.com):

•	Net loss for the first quarter of 2010 was $2.4 million, or $0.13 per share. This compares to a net loss of $5.8 million, or $0.32 per share, for the first quarter of 2009.

•	At March 31, 2010, total assets were $692 million compared to $710 million at December 31, 2009 and $859 million at March 31, 2009, reflecting lower loan balances and reduction in higher cost funding sources.

•	Net interest margin improved to 3.18% in first quarter of 2010 compared to 1.73% in first quarter of 2009. The first quarter 2009 results included $2.2 million in interest expense related to the TruPS, which was eliminated as part of the Plan of Reorganization. Excluding the 2009 interest expense on the debentures, the net interest margin for the first quarter of 2009 would have been 2.75%.

•	Provision for loan loss expense for the first quarter of 2010 was $2.7 million compared to $3.0 million in first quarter of 2009.

•	Noninterest expense for the first quarter of 2010 was $5.7 million compared to $7.3 million in the first quarter of 2009. This reflects cost reduction initiatives implemented throughout 2009 combined with reductions in accounting and legal expenses following the completion of the restructuring.

While we accomplished the restructuring in 2009, we have work ahead of us to reach our ultimate goal of returning CIB Marine to profitability. While reporting improved operating results, we were also able to increase our allowance for loan losses from $16.2 million at December 31, 2009 to $17.0 million at March 31, 2010, or from 3.45% as a percentage of total loans to 3.76%. In addition, we saw slight improvement in the levels of potential problem loans and nonaccrual loans during the quarter. Although this may not necessarily be indicative of all of 2010, these loan quality trends are encouraging.

During the rest of 2010, we will continue to work diligently on addressing asset quality while taking steps to continue to improve our core earnings at CIBM Bank.

We look forward to providing you with a more complete review of our full year 2009 and first quarter of 2010 operating results at our upcoming Annual Shareholder Meeting at 1:00 p.m. on Thursday, May 27, 2010 at the Milwaukee Athletic Club.

Finally, please note that the corporate headquarters of the company will be moving. Effective June 28, 2010, the corporate offices will be located at 1930 West Bluemound Road, Suite D, Waukesha, Wisconsin 53186.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2009.